Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-191477) pertaining to the Equity Incentives and the CNH Industrial      Directors’ Compensation Plan of CNH Industrial N.V.

2.Registration Statement (Form S-8 No. 333-196574) pertaining to the CNH Industrial N.V. Equity Incentive Plan

3.Registration Statement (Form F-3 No. 333-206891) pertaining to the registration of debt securities of our reports dated March 2, 2018, with respect to the consolidated financial statements of CNH Industrial N.V. and the effectiveness of internal control over financial reporting of CNH Industrial N.V. included in this Annual Report (Form 20-F) of CNH Industrial N.V. for the year ended December 31, 2017.

/s/ Ernst & Young LLP Chicago, Illinois March 2, 2018